                                                                    EXHIBIT 99.1

                                0. S. WYATT, JR.
                         Eight Greenway Plaza, Sutie 930
                              Houston, Texas 77046


Tel: (713) 877-6700                  Fax: (713) 877-7192




                                  July 9, 2002

Mr. William A. Wise                                     HAND DELIVERED
Director
El Paso Corporation
1001 Fannin
Houston, TX 77002

RE: El Paso Failure to Disclose



Dear Bill,

I am sending this letter to the individual Directors of El Paso Corporation since your recent communications to me have not been responsive. Any reference to El Paso in the following text includes the parent, subsidiaries and any of its many affiliates.

I would like to review a recent event at El Paso Corporation, this being the Utility Contract Funding (UCF) transaction, a copy of the Fitch bond rating is attached. There has been no other published information available to the shareholders. El Paso has restructured a conventional power supply contract with an approximate fifteen year term remaining, with PSE&G, a subsidiary of Public Service Enterprise Group, in order to make it a derivative contract. The primary purpose of this restructuring appears to be to create mark to market book income and to raise cash, the planned application of which has not yet been disclosed.

El Paso has sold, contributed or conveyed this contract, having gross revenues in excess of $2.36 billion and potential gross profits in excess of $l.6 billion, to Utility Contract Funding, one of the many off-balance sheet transactions by El Paso. The disposal of an asset that large should have been approved by the Board and publicly disclosed.

Also the shareholders needed to be informed that an asset that once belonged to them has, in effect, been sold on a discounted basis. Further, that interest on the bonds issued will be paid out of the proceeds from the asset. Instead of earning in excess of $100 million per year pre-tax for fifteen (15) years, the Company received something on the order of $670 million pre-tax. They were obviously able, under present accounting and SEC rules, to report this as income but it is still very misleading because it is liquidation of an asset not actual earnings. Management of El Paso has not made available to shareholders, as of this date, the details of this material transaction.

UCF has issued (according to the Fitch document) approximately $830 million in bonds against this contract for the benefit of El Paso. I consider an $830 million bond issue material and the shareholders to date could only receive the information from a bond rating agency. There was no disclosure by El Paso.

Morgan Stanley Capital Group and Morgan Stanley Dean Witter have provided credit enhancement for this bond issue. I am satisfied that they will receive a substantial amount of money for this service and neither the underwriting commission or the credit enhancement cost has been disclosed. We know from discussions with PSE&G that they were paid $102,400,000 to agree to modify the contract so it could be converted into a derivative. How much Morgan Stanley was paid for their credit enhancement has not been disclosed by El Paso. It would appear to me that this information is material and should be disclosed.

El Paso may have entered into a "mirror swap" with Morgan Stanley to back-stop this contract which would transfer the operational, price and liquidated damage risk back to El Paso. That is material and should be disclosed, if it occurred. El Paso may have issued performance guaranties to Morgan Stanley under this "mirror swap" and it should be disclosed.

I am satisfied that the funds received by UCF will be reported as cash flow from operating activities even though UCF performs no operating function. The only reason for the existence of UCF is to have an accounting mechanism to book short-term operating cash flow through the issuance off-balance sheet debt. This is material and should be disclosed in detail.

I have grave concern about the future plans of El Paso's senior management. El Paso's CEO has stated publicly in his Strategic Repositioning Plan that they will "limit energy trading's call on credit and liquidity; investment in trading portfolio no more than $1 billion" (see attached presentation slide). However, the senior executive in charge of trading informed the traders that, in addition to the $1 billion, $2.5 billion in letters of credit and El Paso Corp. guaranties could be issued in support of the trading activities. This makes the total exposure to trading $3.5 billion. At best, these statements create an ambiguity - at worst misleading and possibly deceptive. This is material and should be accurately disclosed. This, along with the off-balance sheet financing maneuvers, has created major uncertainty as to the true value and future of the Corporation.

It is my personal opinion the lack of, or selective disclosure by El Paso Corporation, of the above mentioned and other activities is misleading to the general investing public. What does El Paso Corporation, or the management thereof, stand to gain or lose by not disclosing the details. This is particularly dangerous for this Corporation as its management has publicly announced its plans to do more of these types of transactions. It is discounting its future earnings to report current earnings. This is merely a new form of stripping future income from the Corporation under the guise of "investing in more profitable manner", or in reality, couldn't it just be an attempt to inflate short-term earnings and incentive based compensation.

The Directors have the responsibility to see that management discloses the full details of material transactions. I wish to take this opportunity to call your attention to the aforementioned matters and suggest that you take the time to determine the materiality of the issues I have discussed above.

Very truly yours,


/s/ Oscar S. Wyatt, Jr.
Oscar S. Wyatt, Jr.

Attachments - 3

Distribution to:

     Board of Directors, El Paso Corporation
     Senator Tom Daschle, Senate Majority Leader
     U.S. Senate Committee on Banking, Housing and Urban
          Affairs' Chairman and various members
     Representative Dick Gephardt, House Minority Leader
     Securities and Exchange Chairman and Commissioners
     Senator Carl Levin
     Congressman John Dingell
     Mr. Selim Zilkha
     Mr. Michael Zilkha

ATTACHMENT: 1


FitchRatings                                                    Project Finance
-------------------------------------------------------------------------------
Global Power North America                        UTILITY CONTRACT FUNDING, LLC
Presale Report
-------------------------------------------------------------------------------

RATINGS*

SECURITY                  CURRENT           PREVIOUS             DATE
CLASS                     RATING            RATING            CHANGED
---------------------------------------------------------------------
Senior Secured            A-                --                     --

* Ratings are contingent upon receipt of final documents conforming to information already received.

ANALYSTS

Doug Harvin
1 312 368-3120
doug.harvin@fitchratings.com

Chris Joassin
1 312 368-3166
christopher.joassin@fitchratings.com

PROFILE

UCF is a special-purpose entity created to sell electric energy and capacity to PSE&G under a long-term PPA. UCF purchases the energy and capacity from MSCG, a wholly owned subsidiary of MSDW, under a mirror agreement. UCF is jointly owned by El Paso and Mesquite, which is indirectly owned by El Paso and Limestone Electron Trust.

-------------------------------------------------
DEBT ISSUE SUMMARY

ISSUER: Utility Contract Funding LLC
INITIAL ISSUANCE: $830 million
TERM: Due September 2016
FREQUENCY OF PAY: Semiannually (April/October)
FIRST PAYMENT: April 2003 (I). October 2003 (P&I)
SECURITY: All rights, title and interest in all assets, including the right to sell energy to PSE&G, the right to purchase energy from MSCG, the MSDW guarantee and all cash accounts.

PROJECT SUMMARY

POWER PURCHASER: PSE&G
POWER SUPPLIER: Morgan Stanley Capital Group, Inc.
GUARANTOR: Morgan Stanley Dean Witter & Co.
-------------------------------------------------

o OVERVIEW

Fitch Ratings has assigned a rating of 'A-' to the expected issuance by Utility Contract Funding LLC (UCF) of $830 million senior secured bonds due 2016. UCF is owned indirectly by El Paso Corp. (El Paso) and directly by Mesquite Investors (Mesquite), which in turn is indirectly owned by El Paso and Limestone Electron Trust. UCF was formed in August 2001 solely to obtain and fulfill the rights and obligations under an amended and restated power purchase agreement (PPA). The proceeds from this offering will be used primarily to reimburse the owners' costs of obtaining and restructuring the PPA and fund accounts required under the bond indenture.

Under the amended and restated PPA, UCF sells electrical energy and provides capacity to Public Service Electric and Gas Company (PSE&G). UCF has entered into a mirror PPA with Morgan Stanley Capital Group Inc. (MSCG), under which UCF purchases energy and receives capacity under substantially similar terms. The difference between the price at which energy is purchased from MSCG and sold to PSE&G is favorable to UCF and provides the cash flow to pay debt service. Both PPAs are structured to allow the payment of liquidated damages in lieu of delivering energy or capacity. Morgan Stanley Dean Witter & Co. (MSDW) has guaranteed MSCG's payment obligations under the mirror PPA.

UCF has no employees. All accounting functions are provided by El Paso Merchant Energy (EPM) under an administrative services agreement, and all scheduling functions are performed by MSCG under the mirror PPA. UCF has no physical assets. The material assets of UCF consist of the amended and restated PPA with PSE&G, the mirror PPA with MSCG, UCF'S interest in cash accounts administered by the trustee, and various guarantees and support agreements.

o RATING RATIONALE

The rating of the bonds is dependent on the credit quality of PSE&G AND MSDW. Due to the structural balance of the PPAs, the risk exposure is effectively limited to PSE&G's payment under the amended and restated PPA, and MSDW's guarantee of MSCG's payment of liquidated damages under the mirror PPA. Accordingly, the rating of the bonds is constrained by the lower counterparty credit rating of PSE&G or MSDW. On a counterparty basis, Fitch currently rates PSE&G 'A-' and MSDW 'AA-'.

The rating of the bonds is based solely on UCF's ability to make timely payment of its debt service obligations. Fitch has not factored into the rating an assessment of bondholders' potential recovery under reorganization scenarios. Although there are several credible scenarios in which bondholders could receive full recovery, the outcome of counterparty bankruptcy filing is too uncertain to give greater weight to any one scenario as probable.


JUNE 18, 2002
--------------------------------------------------------------------------------
                              www.fitchratings.com

FitchRatings                                                     Project Finance
--------------------------------------------------------------------------------
UCF's outside counsel has provided a reasoned opinion that the assets and liabilities of UCF would not be consolidated with those of El Paso or Mesquite under the federal bankruptcy law doctrine of substantive consolidation.

PRIMARY CREDIT STRENGTHS
o  Contractual hedge of all commodity prices and power supply risks.
o  Absence of technological, environmental and operating risks.
o  Minimal performance risk in the sourcing and delivery of power.
o  Adequate liquidity for cash flow seasonality.
o  Acceptable protection in the bond indenture.

PRIMARY CREDIT CONCERN
o  Reliance on a single source of revenues.

CREDIT STRENGTHS
Commodity price and power supply risks are fully hedged by the structural balance between the PPAS. The amended and restated PPA covering sales to PSE&G and the mirror PPA covering purchases from MSCG are essentially identical. Accordingly, all obligations and risks are borne by MSCG and are financially backstopped by the MSDW guarantee. The primary differences between the PPAs are in the price schedule for energy deliveries and the inclusion of additional liquidated damages in the mirror PPA.

Technological, environmental and operating risks do not exist. There are no physical assets in UCF, and the obligations under the PPAs are not dependent on the output of any power plant. Furthermore, there are no employees of UCF, and all overhead costs are captured under the EPM administrative services agreement. Therefore, cash flow projections are not sensitive to plant availability and performance assumptions, environmental policy changes, or operations and maintenance forecasts.

Performance risk related to the delivery of energy and capacity is minimal due to flexibility in the PPAs and the strength of MSCG as an energy marketer. MSCG has extensive expertise in commodities trading and energy marketing. MSCG currently manages long-term, fixed-price energy delivery obligations of 210,000 GWh a year, controls a portfolio of transmission rights and operates nearly 500MW of peaking facilities. The requirements for delivering energy under the PPAs are not restrictive. The flexible delivery schedule, make-up energy delivery provision and ability to deliver at any point in the PJM grid strengthen MSCG's ability to fulfill the supply obligation. Importantly, the PPAs are structured to allow payment of liquidated damages in lieu of delivering energy, providing additional flexibility if energy supplies are not readily obtainable.

Potential cash flow seasonality does not threaten semiannual debt serviced due to a liquidity account administered by the trustee. The amended and restated PPA allows certain flexibility regarding the timing of energy deliveries throughout the year, which could result in a seasonal imbalance in cash flow. The proceeds of this offering will be used to fund a liquidity account in an amount that is adequate for any seasonal shortfall throughout the life of the debt. The liquidity account will be systematically replenished from the profits on future energy sales and must be fully funded prior to equity distributions. Note that payment of midyear debt service is structurally assured by the additional requirement in the mirror PPA that 41% of the annual energy requirement be delivered during the first half of the year.

The bond indenture provides adequate protection for the nature of the transaction. Covenants and security provisions are generally typical for project finance transactions and include restrictions on additional indebtedness, disposition or assignment of material assets as well as limitations on equity distributions. The distribution threshold and absence of a true restricted debt service reserve account are deviations from project finance practice but are considered acceptable for the structure of this transaction (see the Bond Indenture section on page 6).

CREDIT CONCERN
Payments from PSE&G comprise UCF's sole source of revenues. In the event that PSE&G fails to provide payment under the amended and restated PPA, UCF would be unable to fulfill its debt service obligations. Fitch believes there is little incentive for PSE&G to default under the PPA, as PSE&G is in a financially neutral position since the New Jersey Board of Public Utilities (NJBPU) approved the amended and restated PPA for cost recovery purposes. Furthermore, the PPA provides PSE&G with a reliable source of supply. However, based on the independent market consultant's forecast of market energy prices (see the Energy Prices chart on page 4), the price at which energy is sold to PSE&G is considerably above market value in all years of the PPA. Therefore, there is a risk that the PPA would not be assumed with the

-------------------------------------------------------------------------------
Utility Contract Funding, LLC

FitchRatings                                                     Project Finance
--------------------------------------------------------------------------------

current pricing in a PSE&G bankruptcy proceeding, although the likelihood of rejection is probably linked to the involvement of regulators in the reorganization process. Ultimately, bondholders are exposed to the offtake risk of PSE&G, a solid investment-grade entity. Fitch currently rates PSE&G's senior secured debt 'A', which is consistent with an 'A-' counterparty rating.

OTHER CREDIT ISSUES
Bondholders should note that, based on the independent market consultant's forecast of market energy prices (see the Energy Prices chart on page 4), the price at which energy is purchased from MSCG in the final years of the mirror PPA could be below the cost of purchasing that energy in the wholesale market. Current cash flow projections could be affected if the mirror PPA was ever to be terminated and an alternate source of supply were required. Fitch does not believe there is a credible scenario in which the mirror PPA would be intentionally terminated. However, a MSDW bankruptcy proceeding could result in the termination of the mirror PPA. Ultimately, bondholders are exposed to the supply risk of MSDW, a solid investment-grade entity. Fitch currently rates MSDW 'AA-' on a long-term basis, which is equivalent to the counterparty rating.

TRANSACTION HISTORY
Under federal PURPA legislation enacted in 1978, utilities were obligated to enter into long-term contracts to purchase the output from Qualifying Facilities (QFs) at prices based on the utilities' avoided costs. Although the method for determining a utility's avoided cost was at the discretion of the state public utility commissions (PUCs), the pricing was typically adequate to compensate the fixed and variable costs of the QF and assure a reasonable profit to the QF owner. Many utilities and PUCs fought the PURPA legislation and the QF PPAs. However, after affirmation by the courts and with the passage of time, QF contracts face little opposition. PUCs have usually ruled that the utility's cost of purchasing QF energy should be included in the utility's rates.

The amended and restated PPA between UCF and PSE&G traces its roots to a QF PPA between Eagle Point Cogeneration Partnership (Eagle Point) and PSE&G. While the amended and restated PPA replicates the energy delivery and pricing of the QF PPA, there is no longer a requirement for the energy to be generated by Eagle Point or for Eagle Point to remain a QF. Furthermore, PSE&G is no longer obligated to purchase the output from Eagle Point. Going forward, PSE&G is financially indifferent as the company's cost under the amended and restated PPA is the same as the cost under the QF PPA.

In exchange for replacing the QF PPA, UCF will provide PSE&G a sizable up-front payment. NJBPU has reviewed and approved the transaction, ruling that the cost of the amended and restated PPA, as well as the benefit of the up-front payment, will be


                        [STRUCTURE OF AGREEMENTS CHART]


--------------------------------------------------------------------------------
                                                   Utility Contract Funding, LLC

Fitch Ratings                                                    Project Finance
--------------------------------------------------------------------------------


                             [ENERGY PRICES GRAPH]

reflected in PSE&G's rates. Ultimately, the cost of energy PSE&G charges its customers will be reduced because of the benefit of the up-front payment. The precedence of QF contracts, the benefit of the up-front payment and the NJBPU ruling suggest that there should be no future opposition to the amended and restated PPA. Note that there is no "regulatory out" clause in the amended and restated PPA. PSE&G's obligations are independent of any future NJBPU ruling.

PRIMARY AGREEMENTS

AMENDED AND RESTATED PPA

UCF is obligated to provide energy and capacity to PSE&G under the amended and restated PPA expiring April 30, 2016. The PPA specifies an annual quantity of energy that UCF must deliver as well as the minimum quantity of energy delivered during summer and nonsummer on-peak seasons. Furthermore, the PPA includes minimum and maximum hourly delivery rates throughout the year. The PPA does offer considerable flexibility, however, as approximately 75% of the annual energy is subject to the minimum seasonal and hourly delivery requirements. Consequently, the remaining 25% of the annual energy can be delivered at the discretion of UCF subject only to the maximum hourly delivery obligations. Monthly payments to UCF are based solely on the actual energy delivered and an established schedule of annual all-in prices. The same all-in price applies to each megawatt hour delivered during a calendar year regardless of the seasonal and on-/off-peak timing of energy deliveries. UCF also provides capacity credits to PSE&G, for which payment is incorporated in the all-in price.

UCF is allowed to deliver energy at any point on the PJM system from any source of supply. However, certain price adjustments will apply to energy delivered at any point other than a defined interconnection point (i.e., the delivery point in the original QF PPA with Eagle Point).

Other than system emergencies and force majeure, UCF has complete control over the scheduling of energy deliveries; PSE&G has no right to curtail or schedule energy for economic purposes. Note that UCF's scheduling rights and obligations are transferred to MSCG under the mirror PPA. UCF has the right to reschedule energy if a system emergency or an event of force majeure prevents PSE&G from accepting or UCF from delivering scheduled energy. Rescheduled make-up energy deliveries can be made during comparable periods in the same month or the subsequent month. In the event that UCF fails to deliver energy or provide capacity for reasons other than a system emergency or force majeure, PSE&G has the right, but not the obligation, to allow UCF to reschedule energy delivery.

If UCF fails to deliver the minimum energy required on an hourly, seasonal or annual basis, a credit will be applied against the amount payable by PSE&G in future months. Collectively, the credits essentially reimburse PSE&G's incremental cost of purchasing replacement energy at prevailing market prices. UCF must also pay replacement costs to PSE&G for failure to provide capacity under circumstances other than a system emergency or force majeure. Payment of these shortfall credits is the sole remedy and liquidated damage to which PSE&G is entitled as a result of UCF's failure to deliver energy or capacity.

UCF will be in default upon its failure both to deliver energy and to pay liquidated damages for 240 days in any 365-day period. This criteria effectively gives UCF the option to deliver energy or to pay liquidated damages while remaining in compliance with the PPA.


--------------------------------------------------------------------------------
Utility contract Funding, L.L.C.

Fitch Ratings                                                    Project Finance
--------------------------------------------------------------------------------


MIRROR PPA

MSCG's obligations to UCF under the mirror PPA are nearly identical to UCF's obligations to PSE&G under the amended and restated PPA. Requirements regarding capacity, annual quantities, seasonal quantities, hourly delivery rates, make-up deliveries and shortfall credits are the same under each PPA. Similarly, payments to MSCG are based on the same structure as payments to UCF under the amended and restated PPA. The contract energy price constitutes the major difference between the PPAs (see the Energy Prices chart on page 4). In the mirror PPA, UCF appoints MSCG to act as its agent to perform all scheduling obligations directly with PSE&G.

Liquidated damage payments in the mirror PPA consist of two components. First, MSCG is charged for the actual shortfall credits charged by PSE&G under the amended and restated PPA. Second, MSCG must also pay liquidated damages based on the annual energy shortfall and the difference between the contract price of energy in the mirror PPA and the amended and restated PPA. The two liquidated damage components collectively provide UCF with the same cash flow as if all energy were delivered in accordance with the PPAs. Unlike the PPA with PSE&G, the mirror PPA also requires a semiannual liquidated damage payment in the event that 41% of the annual energy requirement is not met by June 30 in each year of the PPA. The semiannual liquidated damages provide UCF with the necessary cash flow for its midyear debt service payment, mitigating the consequences of a system emergency, force majeure event or potential failure by MSCG to schedule appropriate delivery.

ADMINISTRATIVE SERVICES AGREEMENT

Under the administrative services agreement, EPM performs all administrative and managerial functions on behalf of UCF pursuant to the material agreements, the indenture and the related financing documents. These services include invoicing, accounting, notifications and all other services generally regarded as overhead. Scheduling is specifically excluded from the services agreement, as MSCG is responsible for scheduling energy deliveries under the mirror PPA. EPM receives a semiannual fee for these services paid on the dates debt service is due and only if adequate funds are available in the collections account. If EPM fails to perform its obligations under the agreement, the trustee has the right to terminate EPM as the administrative agent, and UCF is obligated to enter into a replacement agreement with a suitable agent.

LIQUIDITY

COLLECTIONS ACCOUNT

All revenues are deposited into the collections account that is administered by the trustee. The bond indenture specifies the priority of withdrawals from the collections account to pay for energy, debt service and other obligations of UCF.

LIQUIDITY ACCOUNT

The trustee will draw upon the liquidity account if there is a shortfall in cash available for debt service. Due to the structural balance between the PPAs, the liquidity account is not required for working capital purposes. However, unlike a traditional debt service reserve account, the liquidity account could be drawn upon during certain stress scenarios (see the Financial Projections section below and the Stress Case section on page 6). Importantly, the indenture requires that the liquidity account be fully replenished before any dividends are paid. This requirement protects bondholders from cash flow seasonality due to flexibility in the PPA. The liquidity account will be fully funded by proceeds of the initial issuance.

FINANCIAL PROJECTIONS

Sales of electric energy to PSE&G under the amended and restated PPA represent UCF's sole source of income in the projections. UCF's primary operating expense is the cost of power purchased from MSCG under the mirror PPA. Other operating expenses include trustee fees, rating agency fees and fees paid to EPM under the administrative services agreement. Payments to MSCG for energy have priority over debt service obligations; however, fees paid to EPM under the administrative services agreement are subordinate to debt service. Note that the projections do not take credit for the subordination of fees and, therefore, slightly understate debt service coverage ratios (DSCRs).

Projections for revenues and expenses are provided on a calendar-year basis, while projected debt service consists of the October payment for the current year and the April payment in the subsequent year. By way of example, 2003 DSCRs are calculated using revenues and expenses for the 2003 calendar year and debt service for October 2003 and April 2004. This method matches cash outlays for principal and interest with cash available for debt service on each


--------------------------------------------------------------------------------
                                                Utility contract Funding, L.L.C.

Fitch Ratings                                                    Project Finance
--------------------------------------------------------------------------------


payment date. Consequently, DSCRs calculated in this manner provide an accurate indication of the project's expected ability to meet its payment obligations.

Flexibility in the PPAs regarding the timing of energy deliveries could result in different patterns of cash flows throughout the year and could possibly interfere with the timely payment of semiannual debt service. Fitch considered a base case and stress case that differ only in the pattern of delivering energy throughout the year. In both cases, UCF delivers energy equal to the annual delivery requirement and complies with the hourly delivery rates and the seasonal aggregate delivery amounts. Furthermore, in both cases, at least 41% of the energy is delivered by June 30 in order to avoid midyear liquidated damage payments under the mirror PPA.

BASE CASE

The base case reflects a delivery pattern in which all flexibility in the PPA is utilized as late in the year as possible. In such a back-ended scenario, 59% of the energy can be delivered during the final six months of the year, with the remaining 41% being delivered during the first six months of the same year. Note that MSCG can avoid semiannual liquidated damage payments merely by complying with the intent of the PPA. Conversely, semiannual liquidated damage payments provide UCF with the necessary cash flow to adhere to the base case, back-ended projections.

In a back-ended scenario, annual cash flow is split 41%/59% over the first and second halves of the year. UCF's debt is amortized to reflect this back-ended cash flow pattern. In the base case, DSCRs are equal to 1.01 times (x) for each semiannual debt payment.

It is worth noting that the annual gross margin is locked throughout the life of the debt. Any reduction in revenues from energy sales, such as failure to deliver energy or charges for delivering at other locations in the PJM grid, will be offset by an equal reduction in expenses for energy purchases. Overall, potential cash flow volatility is limited to the other operating expenses, which total approximately $200,000 annually. Distributable cash is approximately $1 million annually, which should provide adequate margin for any unexpected growth in operating expenses.

STRESS CASE

The stress case illustrates how flexibility in the PPAs could affect seasonal cash flow and, therefore, debt service coverage, on a semiannual basis. On an annual basis, cash flow and debt service coverage in the stress case are equal to that in the base case.

The stress case considers a delivery pattern in which all flexibility is utilized as early in the year as possible. In such a front-ended scenario, 59% of the energy can be delivered during the first six months of the year, with the remaining 41% being delivered during the final six months.

In a front-ended scenario, annual cash flow is split 59%/41% over the first and second halves of the year. Since UCF's debt is amortized to reflect a back-ended cash flow pattern, DSCRs based solely on operating cash flow are typically 1.45x for the first semiannual payment and 0.80x for the second semiannual payment. The liquidity account, administered by the trustee, has been sized to provide adequate funds to assure payment of the second semiannual payment. Under the terms of the indenture, the liquidity account must be fully funded prior to an equity distribution. Importantly, the ability to replenish the liquidity account after a draw is not dependent on the occurrence of any future condition or event. The liquidity account will be replenished systematically by future energy deliveries.

BOND INDENTURE

The bond indenture provides many of the protections typically found in project finance transactions. UCF is prohibited from assigning or disposing of any rights under the PPAs and may not incur additional indebtedness. These covenants lend assurance that projected DSCRs will be maintained throughout the life of the debt. UCF is prohibited from undertaking any fundamental change in business, including ownership of additional assets, consolidation with other businesses or change of legal form. This lends assurance that the risk profile of the assets will not change over the life of the debt.

The following aspects of the indenture deviate from typical project finance practice. Due to the structural balance between the PPAs, Fitch believes these aspects do not jeopardize debt service payments and provide adequate protection to support the rating rationale.


--------------------------------------------------------------------------------
Utility contract Funding, L.L.C.

FitchRatings                                                     Project Finance
--------------------------------------------------------------------------------

RESTRICTED PAYMENTS
UCF's ability to pay dividends is limited to cash available after payment of all operating expenses, debt service obligations and replenishing of the liquidity account. Dividends are further conditioned on passing a DSCR test of 1.01x. This DSCR threshold is acceptable for this transaction due to the stability of cash flows under base case and stress case scenarios. Due to the absence of operating supply and commodity price risk, there is no cash flow volatility on an annual basis.

DEBT SERVICE RESERVE ACCOUNT
The bond indenture does not require a debt service reserve account. The trustee will draw upon the liquidity account if there is a shortfall in cash available for debt service. Due to the structural balance between the PPAs, the liquidity account is not required for working capital purposes. However, unlike a traditional debt service reserve account, the liquidity account could be drawn upon during certain stress scenarios. Proceeds from the issuance will be used to fund the liquidity account in an amount that provides adequate assurance of timely debt service payments.


------------------------------------------------------------------------------------------------------------------
UTILITY CONTRACT FUNDING, LLC -- BASE CASE
(US$ Thous., unless noted)
                                      2002      2003        2004        2005        2006        2011         2016
------------------------------------------------------------------------------------------------------------------
Energy Deliveries (MWh)             976,778   1,666,000   1,666,000   1,666,000   1,666,000   1,666,000    557,000

Revenues*
Power Sale Revenues                  83,231     141,527     145,592     149,823     154,205     178,978     70,059

Expenses*
Power Purchase Expenses              36,141      61,642      61,642      61,642      61,642      61,642     20,609
Other Expenses                          160         227         233         239         245         277         87
Total Expenses                       36,301      61,869      61,875      61,881      61,887      61,919     20,696

Collections Account**                 4,220       1,061          --          --          --          --         --
Cash Available for Debt Service      51,151      80,718      83,717      87,943      92,318     117,059     49,363

Debt Service*                        50,644      79,919      82,888      87,072      91,404     115,900     48,875

DSCR                                   1.01        1.01        1.01        1.01        1.01        1.01       1.01


*  Revenues and Expenses reflect calendar year values. Debt Service reflects payments in October of stated year and April of subsequent year.

** Portion of issuance proceeds to fund Collections Account DSCR-Debt service coverage ratio.

------------------------------------------------------------------------------------------------------------------









Copyright(C) 2002 by Fitch, One State Street Plaza, NY, NY 10004
Telephone: New York, 1-800-753-4824, (212) 908-0500, Fax (212) 480-4435;
Chicago, IL (312) 368-3100, Fax (312) 263-1032;
London, 011 44 20 7417 4222, Fax 011 44 20 7417 4242;
San Francisco, CA, 1-800-953-5770, (415) 732-5770, Fax (415) 732-5610
Printed by American Direct Mail Co., Inc. NY, NY 10014. Reproduction in whole or in part prohibited except by permission.
Fitch ratings are based on information obtained from issuers, other obligors, underwriters, their experts, and other sources Fitch believes to be reliable. Fitch does not audit or verify the truth or accuracy of such information. Ratings may be changed, suspended, or withdrawn as a result of changes in, or the unavailability of, information or for other reasons. Ratings are not a recommendation to buy, sell, or hold any security. Ratings do not comment on the adequacy of market price, the suitability of any security for a particular investor, or the tax-exempt nature or taxability of payments made in respect to any security. Fitch receives fees from issuers, insurers, guarantors, other obligators, and underwriters for rating securities. Such fees generally vary from $1,000 to $750,000 per issue. In certain cases, Fitch will rate all or a number of issues issued by a particular issuer, or insured or guaranteed by a particular insurer or guarantor, for a single annual fee. Such fees are expected to vary from $10,000 to $1,500,000. The assignment, publication, or dissemination of a rating by Fitch shall not constitute a consent by Fitch to use its name as an expert in connection with any registration statement filed under the federal securities laws. Due to the relative efficiency of electronic publishing and distribution, Fitch Research may be available to electronic subscribers up to three days earlier than print subscribers.


--------------------------------------------------------------------------------
                                                   Utility Contract Funding, LLC

ATTACHMENT: 2

[EL PASO LOGO]

                                STRATEGIC REPOSITIONING PLAN

                                                MAY 29, 2002

STRATEGIC REPOSITIONING PLAN
----------------------------------------------------------------  [EL PASO LOGO]


o    Restructure Merchant Energy

     - Limit energy trading's call on credit and liquidity; investment in trading portfolio no more than $1 billion

     -    Downsize trading staff by 50% and reduce costs by $150 MM

     -    Separate into three division: Power, Petroleum and LNG, Energy Trading

     - Move towards limiting future non-cash mark-to-market earnings to approximately 5% of total corporate earnings

ATTACHMENT: 3

                          [O.S. WYATT, JR. LETTERHEAD]


                                  July 8, 2002



Mr. Harvey L. Pitt
Chairman
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


Dear Chairman Pitt,

If the SEC would force corporations, such as El Paso Corporation, to fully disclose all aspects of their off-balance sheet transactions to their shareholders and the resultant effect on income, they could make much better decisions as to the true value of the Corporation. The disaster that has occurred in the energy industry could have been avoided or certainly mitigated in the very early stages if the regulating agencies would have forced complete disclosure on the managements.

Attached to my letter is as many of the details that I could obtain on the liquidation of a $2.36 billion asset that El Paso acquired in the Coastal merger and I am confident that the Board of Directors of the El Paso Corporation were not informed of the details prior to committing to the sale of the bonds. They perhaps, as of this date, don't even know that the bonds were sold or committed to be sold last week. Matters of this type urgently need your Agency's direct attention.

Very truly yours,

/s/ OSCAR S. WYATT, JR.

Oscar S. Wyatt, Jr.,
Founder and Retired Chairman of The Coastal Corporation
Merged into El Paso Corporation and remain a Major Shareholder in El Paso Corporation

Attachment

cc: Dr. Cynthia A. Glassman, Commissioner
    Mr. Isaac C. Hunt, Jr., Commissioner
    Mr. Al Lapins, Branch Chief, Office of Investor Education and Assistance